     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2002
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BLUE RHINO CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                       56-1870472
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                            104 CAMBRIDGE PLAZA DRIVE
                       WINSTON-SALEM, NORTH CAROLINA 27104
                                 (336) 659-6900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  BILLY D. PRIM
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BLUE RHINO CORPORATION
                            104 CAMBRIDGE PLAZA DRIVE
                       WINSTON-SALEM, NORTH CAROLINA 27104
                                 (336) 659-6900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                    COPY TO:

                               PETER A. ZORN, ESQ.
                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                             ONE WEST FOURTH STREET
                             WINSTON-SALEM, NC 27101
                                 (336) 721-3634

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
   SECURITIES TO BE                 AMOUNT                  OFFERING               AGGREGATE            AMOUNT OF
      REGISTERED             TO BE REGISTERED (2)      PRICE PER UNIT (1)      OFFERING PRICE (1)    REGISTRATION FEE
----------------------       --------------------      ------------------      ------------------    ----------------
Common Stock .........        1,500,000 shares              $8.625                 $12,937,500           $1,190.25

(1) Estimated solely for purposes of calculating the registration fee, and based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq National Market on April 18, 2002 in accordance with Rule 457 under the Securities Act of 1933.

(2) All of the shares of common stock offered hereby are being sold for the accounts of selling stockholders. See "Selling Stockholders."

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

                                1,500,000 Shares


                               [Blue Rhino Logo]


                                  Common Stock


    This prospectus is part of a registration statement that covers 1,500,000 outstanding shares of our common stock that may be offered and sold from time to time by certain of our stockholders. We will not receive any proceeds from the sale of the shares of common stock. We will bear the costs relating to the registration of the common shares, which we estimate will be approximately $21,190.25.

    The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

    The Common Stock is traded on the Nasdaq National Market under the symbol "RINO." On April 22, 2002, the last reported sale price for the Common Stock on the Nasdaq National Market was $8.90 per share.

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                         Prospectus dated April __, 2002

    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

    As used in this prospectus, the terms "we," "us," "Blue Rhino" and "the Company" refer to Blue Rhino Corporation and its subsidiaries, CPD Associates, Inc., QuickShip, Inc., Rhino Services, L.L.C., USA Leasing, L.L.C. and Uniflame Corporation, except where it is made clear that any such term means only the parent company. The Blue Rhino name and logo, the names RhinoTUFF(R), Tri-Safe(R), Bison(R), Uniflame(R), UniGrill(R), DuraClay(R), GardenArt(R), America's Choice For Grill Gas(R), Endless Summer(TM), Endless Summer Comfort(TM), Grill Gas & Design,(TM) Harmony(TM) and ShippingSpot(TM) are our registered and pending trademarks. This prospectus may also include trademarks of other companies. Our principal offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 and our telephone number is (336) 659-6900.

                                   THE COMPANY

    We believe we are the leading national provider of gas grill cylinder exchange and a leading provider of other branded products and services to retailers, with Blue Rhino cylinder displays at more than 26,000 retail locations in 46 states and Puerto Rico. Cylinder exchange provides consumers with a convenient means to exchange empty grill cylinders for clean, safe, precision-filled cylinders. We offer our cylinder exchange at many major home improvement centers, mass merchants, and hardware, grocery and convenience stores including Home Depot, Lowe's, Wal*Mart, Sears, Kmart, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil.

    We partner with retailers and independent distributors to provide consumers with a nationally-branded alternative to traditional grill cylinder refill. We dedicate our efforts and capital to brand development, value-added marketing, customer service, cylinders, displays, account growth, distributor network development and management information systems. Our 43 independent distributors make the investments in the vehicles and other equipment necessary to operate cylinder exchange businesses. To facilitate improved service by our distributors in the Southeastern United States, we have invested in an automated propane bottling and cylinder refurbishing plant in North Carolina.

    We have strategically expanded our business to diversify our revenue stream, balance our seasonality and establish more products that use our base grill cylinder exchange service. By acquisition, we have expanded our offerings to include an array of products including barbecue grills, patio heaters, a proprietary overfill prevention device, fireplace accessories and garden products that are sold primarily through home centers, mass merchants and hearth stores throughout the United States, as well as an in-store retail shipping service currently offered through major grocery retailers.

                   COMPANY BACKGROUND AND CONTACT INFORMATION

    We were incorporated in North Carolina on March 24, 1994 and reincorporated in Delaware on December 16, 1994. We have five wholly owned subsidiaries: Rhino Services, L.L.C., a Delaware limited liability company; CPD Associates, Inc., a North Carolina corporation; USA Leasing, L.L.C., a Delaware limited liability company; Uniflame Corporation, a Delaware corporation; and QuickShip, Inc., a Delaware corporation. Rhino Services offers centralized purchasing services to our distributors; CPD Associates holds our intangible assets; USA Leasing offers cylinder leasing service to our distributors; Uniflame sells various products including patio heaters, barbecue grills, garden art and fireplace accessories; and QuickShip offers retail shipping services.

    Our principal executive offices are at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, and our telephone number is (336) 659-6900.

                                  THE OFFERING

Securities offered.........1,500,000 shares of common stock that may be offered and sold from time to time by certain of our stockholders.

Offering price.............All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk factors...............See "Risk Factors" for a discussion of factors you should carefully consider before deciding to acquire the shares of common stock offered under this prospectus.

Nasdaq symbol..............RINO

                                  RISK FACTORS

    You should carefully consider the risks described below before making the decision to acquire the shares of common stock offered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

    If any of the following risks actually occurs, our business, financial condition and results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, or described under "Business - Additional Factors that may Affect our Business or Future Results" in our Annual Report on Form 10-K/A for the year ended July 31, 2001 or in subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus.

OUR REVENUES ARE CONCENTRATED WITH A LIMITED NUMBER OF RETAILERS UNDER NONEXCLUSIVE ARRANGEMENTS THAT THEY MAY TERMINATE AT WILL. IF ONE OR MORE OF THESE RETAILERS WERE TO MATERIALLY REDUCE OR TERMINATE ITS BUSINESS WITH US, OUR REVENUES MAY SUFFER.

    None of our significant retail accounts are contractually bound to offer Blue Rhino cylinder exchange or Uniflame products. Therefore, retailers can discontinue Blue Rhino cylinder exchange or sales of Uniflame product at any time and offer a competitor's cylinder exchange or products or none at all. Continued relations with a retailer depend upon various factors, including customer service, consumer demand, competition and cost. In addition, certain of our retailers have multiple vendor policies and may seek to offer a competitor's cylinder exchange program or products competitive with Uniflame's products at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, our revenues may suffer.

IF OUR DISTRIBUTORS DO NOT PERFORM TO OUR RETAILERS' EXPECTATIONS, OR IF OUR DISTRIBUTORS AND MANAGEMENT TEAM IS UNABLE TO MANAGE OUR GROWTH SUCCESSFULLY, ONE OR MORE OF OUR RETAILERS MAY TERMINATE ITS RELATIONSHIP, CAUSING OUR REVENUES TO SUFFER.

    We rely exclusively on independent distributors to deliver our products to retailers. Our success will depend on our ability to maintain existing distributor relationships and on the distributors' ability to continue to operate viable businesses generally and to set up and adequately service an expanding base of retail accounts specifically. We exercise only limited influence over the resources that our independent distributors devote to cylinder exchange. We could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize our entire relationship with that retailer and cause our revenues to suffer.

    The number of retail locations offering Blue Rhino cylinder exchange and our corresponding sales have grown significantly over the past several years along with the creation of our independent distributor network. For us to continue to grow, our distributors must be able to adequately service an increasing number of retail accounts. Certain distributors have experienced service problems in the past, particularly during peak demand periods such as holiday weekends. Our retailers impose demanding service requirements on us, and our retail relationships will be jeopardized if our distributors fail to meet these requirements. Our executive officers, who have only limited prior experience managing a public company, must implement and improve operational and financial systems and train and manage our employee base in order to manage our expanding retailer and distributor relationships. If we fail to manage our growth effectively, our business may suffer.

IF OUR SUPPLIERS OF CYLINDERS AND VALVES DO NOT PERFORM TO OUR EXPECTATIONS, WE MAY NOT BE ABLE TO SERVICE OUR RETAIL ACCOUNTS AND OUR CYLINDER EXCHANGE BUSINESS MAY SUFFER.

    To adequately service our retail accounts, our distributors need a sufficient supply of cylinders and valves. There are only two major cylinder suppliers and only six major valve suppliers in the U.S. market. The implementation of National Fire Protection Association guidelines requiring the introduction of valves with overfill prevention devices and growth in propane grill sales and use could increase demand for cylinders and valves. If the distributors were unable to obtain sufficient quantities of cylinders or valves, delays or reductions in cylinder availability could occur, which may cause our business to suffer.

IF OUR MANAGEMENT INFORMATION SYSTEMS DO NOT PERFORM TO OUR EXPECTATIONS, WE MAY BE REQUIRED TO EXPEND SIGNIFICANT ADDITIONAL RESOURCES OR TO INVEST ADDITIONAL CAPITAL TO MANAGE OUR BUSINESS EFFECTIVELY.

    We depend on our management information systems (MIS) to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, our staff of five MIS professionals relies heavily on the support of Information Management System Services (IMSS), a division of R. J. Reynolds Tobacco Company. Any disruption in the operation of our MIS, the loss of employees knowledgeable about such systems, the termination of our relationship with IMSS or our failure to continue to effectively modify such systems as our business expands could require us to expend significant additional resources or to invest additional capital to continue to manage our business effectively.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE ASSETS OR REQUIRE COSTLY LITIGATION TO PROTECT OUR RIGHTS.

    We consider our trademarks, particularly the Blue Rhino logo and name, and the design of our product packaging to be valuable to our business and the establishment of our national branded cylinder exchange program. We rely on a combination of copyright and trademark laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under copyright or trademark laws. The requirement to change any of our trademarks, service marks or trade name could entail significant expense, result in the loss of any goodwill associated with that trademark, service mark or trade name, and impact our ability to apply for copyrights and additional trademarks in the future.

ADVERSE CHANGES IN THE PREVAILING POLITICAL OR ECONOMIC CLIMATES IN CHINA COULD REDUCE THE SUPPLY OF PRODUCTS AVAILABLE TO US FOR SALE OR REQUIRE US TO INCUR ADDITIONAL EXPENSE TO IMPORT PRODUCTS FOR SALE.

    We rely on the products segment of our business, conducted through Uniflame Corporation, a wholly owned subsidiary, for a significant percentage of our net sales. Uniflame imports a significant percentage of its products from companies based in China. As a result, Uniflame may be adversely affected by changes in the prevailing political or economic climates in China. In addition, if China were to lose its "most favored nation" trade status with the United States, there would likely be an increase in duty for Uniflame's products, which may reduce gross margins for our products segment and cause our results of operations to suffer.

PROPANE SUPPLIES AND COSTS ARE UNPREDICTABLE AND PROPANE PRICE INCREASES COULD IMPACT OUR PROFIT MARGINS.

    Our distributors purchase propane from natural gas providers and oil refineries that produce propane as a by-product of the refining process. Our automated propane bottling and cylinder refurbishing plant in North Carolina, which is operated by our jointly-owned R4 Technical Center, also purchases propane. The supply and price of propane fluctuates depending upon underlying natural gas and oil prices and the ability of suppliers to deliver propane. A substantial increase in propane prices could lead to decreased profit margins for us or our distributors and could impact our distributors' ability or desire to service our retail accounts.

PROPANE IS A VOLATILE PRODUCT AND WE FACE POTENTIAL PRODUCT LIABILITY EXPOSURE.

    Propane is a gas that, if exposed to flame or high pressure, may ignite or explode, potentially causing significant property damage and bodily harm. In the past, fires and other incidents have occurred at refurbishing and refilling facilities operated by us and our distributors that resulted in bodily injuries and substantial property damage. Because of the volatility of propane, accidents may occur during the refurbishing, refilling, transport, storage, exchange, use or disposal of cylinders and other Blue Rhino products. Because the Blue Rhino name and logo are prominently displayed on all cylinders, cylinder displays and other Blue Rhino products, such as patio heaters, we could be subjected to damage claims. In addition, we could be subject to additional product liability for barbecue grills sold by Uniflame Corporation and for the failure of an OPD valve, regardless of whether such valve was fitted on a Blue Rhino cylinder.

    We could also be subject to claims related to manufacturing defects or workplace accidents at our automated propane bottling and cylinder refurbishing plant operated by the R4 Technical Center. If an accident happens, we could incur substantial expense, receive adverse publicity and suffer a loss of sales. A cylinder-related accident involving personal injury could result in product liability actions against us or our distributors and could affect the willingness of retailers to offer or consumers to use cylinder exchange. Adverse publicity relating to any such incident could also affect our reputation and the perceived benefits of cylinder exchange. Furthermore, we cannot be sure that insurance will provide sufficient coverage in any particular case or that we or our distributors will be able to continue to obtain insurance coverage at acceptable levels and cost.

    In August 2000, 4,700 Blue Rhino propane cylinders filled at the R4 Technical Center's automated propane bottling and cylinder refurbishing plant were recalled after the cylinder valves were found to have missing or damaged internal seals. We instructed our distributors to inventory the cylinders at their plants and retail locations and to remove any cylinders with the recalled valves. However, we cannot be sure that all the recalled valves have been removed from circulation. We have not received any reports of injuries, but the potential defects could cause propane leaks, which can pose the risk of fire, explosion and burn injuries, and could lead to one or more of the adverse consequences described above.

FAILURE TO COMPLY WITH THE REGULATIONS GOVERNING PROPANE MAY SUBJECT US TO FINES, PENALTIES AND/OR INJUNCTIONS THAT MAY MATERIALLY AND ADVERSELY AFFECT OUR CYLINDER EXCHANGE BUSINESS.

    Federal, state and local authorities regulate the transportation, handling, storage and sale of propane in order to protect consumers, employees, property and the environment. The handling of propane in most regions of the United States is governed by guidelines published by the National Fire Protection Association in Pamphlets 54 and 58. These guidelines currently require that all cylinders produced or recertified after September 30, 1998, and all grill cylinders refilled after April 1, 2002 must be fitted with an overfill prevention device valve. Failure of our distributors to comply with these regulations could subject us to potential governmental action for violation of such regulations, which could result in fines, penalties and/or injunctions.

POTENTIAL RETAIL PARTNERS MAY NOT BE ABLE TO OBTAIN NECESSARY PERMITS OR MAY BE SUBSTANTIALLY DELAYED IN OBTAINING NECESSARY PERMITS, WHICH MAY MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO GROW OUR CYLINDER EXCHANGE RETAIL LOCATIONS.

    Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers' acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Certain jurisdictions may also impose additional restrictions on our ability to market and our distributors' ability to transport cylinders or otherwise maintain our cylinder exchange program. Revisions to these regulations, or violations of current or future regulations by us or by our distributors, may reduce the number of retail locations for our cylinder exchange business.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should carefully consider the various risks, uncertainties and other factors, including specifically those outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.bluerhino.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus, or that we incorporate by reference in this prospectus, concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

         o Our Annual Report on Form 10-K for the fiscal year ended July 31, 2001, as amended on Form 10-K/A filed on April 4, 2002;

         o Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2001 and January 31, 2002, in each case as amended on Form 10-Q/A filed on April 5, 2002;

         o Our Current Report on Form 8-K/A filed on November 14, 2001 and our Current Report on Form 8-K filed on April 23, 2002; and

         o The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on May 19, 1998.

    You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Mark Castaneda, Chief Financial Officer, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104; telephone number (336) 659-6900.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

    The 1,500,000 shares offered hereby were acquired by the initial holders of the shares from us in a private placement of common stock on April 19, 2002.

    The initial holders, or their pledgees, donees, distributees, transferees or other successors in interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

    The following table sets forth, for each selling stockholder, the amount of Blue Rhino common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). None of the selling stockholders has had any position, office or other relationship material to Blue Rhino with Blue Rhino or any of its affiliates within the past three years.


                                                                                   SHARES TO BE           PERCENTAGE
                                                         SHARES       SHARES    BENEFICIALLY OWNED   BENEFICIAL OWNERSHIP
                                                      BENEFICIALLY   OFFERED     AFTER COMPLETION      AFTER COMPLETION
NAME                                                    OWNED (1)     HEREBY   OF THIS OFFERING (1)  OF THIS OFFERING (2)
----                                                  ------------  ---------  --------------------  --------------------
Gruber Family Foundation (3)                              20,000      11,000           9,000                   *
Jon D. & Linda W. Gruber (3)                              49,000      25,900          23,100                   *
Jon D. Gruber TTEE FBO Lindsay D. Gruber (3)              10,000       7,800           2,200                   *
Jon D. Gruber TTEE FBO Jonathan W. Gruber (3)             10,000       8,800           1,200                   *
Lagunitas Partners, LP (4)                               276,000     135,900         140,100                1.28%
Zurich Institutional Benchmark Master Fund, Ltd. (4)      35,000       7,000          28,000                   *
Hamilton College (4)                                      36,000      20,100          15,900                   *
Gruber & McBaine International (4)                        97,000      50,300          46,700                   *
J. Patterson McBaine (5)                                  37,000      13,200          23,800                   *
Columbus Capital Partners, L.P. (6)                      420,000     420,000               0                   0
Columbus Capital Offshore Fund, Ltd. (6)                 205,000     205,000               0                   0
Colonial Fund, LLC (7)                                    50,000      50,000               0                   0
Gulfstream Partners, L.P. (8)                             75,000      75,000               0                   0
Hermes Partners, L.P. (9)                                 80,000      80,000               0                   0
Ultra Hermes Fund, Ltd. (9)                              120,000     120,000               0                   0
Marlin Fund, L.P. (10)                                    77,500      77,500               0                   0
Marlin Fund II, L.P. (10)                                 10,000      10,000               0                   0
Marlin Fund Offshore, Limited (10)                       162,500     162,500               0                   0
Straus-GEPT, L.P. (11)                                    38,500       4,500          34,000                   *
Straus Partners, L.P.  (11)                              114,500      14,000         100,500                   *
Straus-Spelman , L.P. (11)                                15,000       1,500          13,500                   *

-----------------------
*less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name.

(2)    Based on 10,917,772 shares outstanding as of April 19, 2002.

(3) The power to vote and dispose of these shares is held by Jon D. Gruber. Mr. Gruber may be deemed to beneficially own 107,400 shares that he has the sole right to vote and dispose of and 538,972 shares that he has the shared right to vote and dispose of in his capacity as Manager of Gruber & McBaine Capital Management, LLC.

(4) The power to vote and dispose of these shares is held by Jon D. Gruber and J. Patterson McBaine, Managers of Gruber & McBaine Capital Management, LLC.

(5) Mr. McBaine may also be deemed to beneficially own 538,972 shares that he has the shared right to vote and dispose of in his capacity as Manager of Gruber & McBaine Capital Management, LLC.

(6) The power to vote and dispose of these shares is held by Matthew D. Ockner, Managing Member of Columbus Capital Management, LLC, the General Partner of Columbus Capital Partners, L.P. and the Investment Manager of Columbus Capital Offshore Fund, Ltd.

(7) The power to vote and dispose of these shares is held by Cary G. Brody, President.

(8) The power to vote and dispose of these shares is held by Piers M. MacDonald, Managing General Partner.

(9) The power to vote and dispose of these shares is held by Hermes Advisors, Investment Advisor.


(10) The power to vote and dispose of these shares is held by Michael W. Masters, Managing Member of the General Partner of Marlin Fund, L.P. and Marlin Fund II, L.P. and of the Investment Manager of Marlin Fund Offshore, Limited.

(11) The power to vote and dispose of these shares is held by Melville Straus, General Partner.


                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares on any stock exchange, market, or trading facility on which the shares are traded, in private transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         o        an underwritten public offering;

         o        any other method permitted pursuant to applicable law; or

         o        a combination of any such methods of sale.

         When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

         o enter into transactions involving short sales of the shares by broker-dealers;

         o sell shares short themselves and redeliver such shares to close out their short positions;

         o enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

         o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may negotiate and pay broker-dealers' commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. The Company has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Each broker-dealer engaged by a selling stockholder (or by a broker-dealer engaged by a selling stockholder) must be registered or licensed in each state in which such broker-dealer conducts offers and sales of shares of the selling stockholders.

         In addition to selling their shares under this prospectus, the selling stockholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

         o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

         o sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         As used herein, the term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

         Upon the Company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (1) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (2) the number of shares involved, (3) the price at which such shares were or will be sold, (4) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (5) that, as applicable, such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon the Company being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a prospectus supplement will be filed, if required.

                                  LEGAL MATTERS

    The validity of the common stock being offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina. As of the date of this prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 1,000 shares of our common stock.

                                     EXPERTS

    The consolidated financial statements of Blue Rhino Corporation appearing in Blue Rhino Corporation's Form 10-K/A for the year ended July 31, 2001, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                            Amount to Be Paid by
                                                                 Registrant
                                                            --------------------

      SEC registration fee................................       $ 1,190.25
      Legal fees and expenses.............................           $7,500
      Accounting fees and expenses........................           $7,500
      Printing and engraving expenses.....................           $5,000
      Miscellaneous.......................................               --
                                                                 ----------
      Total...............................................       $21,190.25
                                                                 ==========

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. The Registrant's Second Amended and Restated Certificate of Incorporation, as amended ("Charter"), provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law.

         Under the provisions of the Charter, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant will not however indemnify any director or officer where such director or officer:
(a) breaches his or her duty of loyalty to the Registrant or its stockholders;
(b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an unlawful dividend or stock repurchase or redemption; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

         Indemnification under the Charter and the Registrant's Amended and Restated Bylaws ("By-laws") includes payment by the Registrant of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the indemnified party to repay such advance if it is ultimately determined that such person is not entitled to indemnification under the Charter, which undertaking may be accepted without reference to the financial ability of such person that makes such repayments. The Registrant is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Registrant. The Charter and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. The Registrant carries directors' and officers' insurance covering its executive officers and directors.

ITEM 16. EXHIBITS

Exhibit Number    Description of Exhibit
--------------    ----------------------

      4.1 Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 dated May 18, 1998)

      4.2(a) Second Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit
                  3.1 to the Company's Annual Report on Form 10-K for the year ended July 31, 2000)

      4.2(b) Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock dated September 7, 2000 (incorporated by reference to Exhibit 4.10 to the Company's Registration Statement on Form S-3 dated September 25, 2000)

      4.2(c) Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000 (incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended July 31, 2000)

      4.3 Registration Rights Agreement among the Company and the purchasers of Common Stock dated April 19, 2002

      5           Opinion of Womble Carlyle Sandridge & Rice, PLLC

      23.1        Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
                  Exhibit 5)

      23.2        Consent of Ernst & Young LLP

      23.3        Consent of Ernst & Young LLP

      23.4        Consent of Ernst & Young LLP

      24          Power of Attorney (included on the signature page)

---------------

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on April 23, 2002.

                                            Blue Rhino Corporation

                                            By: /s/ Billy D. Prim
                                                --------------------------------
                                                Billy D. Prim
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                                POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Billy D. Prim and Mark Castaneda, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on April 23, 2002.

/s/ Billy D. Prim                Chairman of the Board, President and Chief
-----------------                Executive Officer (Principal Executive Officer)
Billy D. Prim

/s/ Mark Castaneda               Secretary, Chief Financial Officer and
------------------               Director (Principal Financial and Accounting
Mark Castaneda                   Officer)

/s/ Andrew J. Filipowski         Vice Chairman of the Board
------------------------
Andrew J. Filipowski

/s/ Richard A. Brenner           Director
----------------------
Richard A. Brenner

/s/ Steven D. Devick             Director
--------------------
Steven D. Devick

/s/ Robert J. Lunn               Director
------------------
Robert J. Lunn

/s/ John H. Muehlstein           Director
----------------------
John H. Muehlstein

                                 Director
--------------------
David L. Warnock